Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of USG Corporation (the “Corporation”) of our report dated February 9, 2015, with respect to the consolidated balance sheet of USG Boral Building Products Pty Limited and its controlled entities as of June 30, 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the December 31, 2015 Annual Report on Form 10-K of USG Corporation, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ KPMG
KPMG
Sydney, Australia
5 August 2016